PROSPECTUS DATED MARCH 12, 1999                     PRICING SUPPLEMENT NO. 11 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                             AUGUST 24, 1999
                                                                  RULE 424(B)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes (the "Notes"), as further described below and in the Prospectus Supplement under Description Notes, will bear interest at the rate set forth below from the date of issuance until the principal amount thereof is paid or made available for payment.

This Pricing Supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer orsolicitation, and no action is being taken to permit an offering of the Notes or the distribution of this Pricing Supplement in any jurisdiction where such action is required.

Principal Amount:                   JPY 5,000,000,000          Business Day Jurisdiction:        New York, London,
                                                                                                 Tokyo

Price To Public:                    99.9%                      Method of Distribution:           Syndicated
Underwriting Discount:              0.000 %
Proceeds To Issuer:                 JPY 4,995,000,000          Listing:                          Not Listed

Settlement Date                     September 7, 1999          Optional Conversion:              N / A
(Original Issue Date):

Specified Currency:                 Japanese Yen ("JPY")       Optional Repayment Date:          Non-Call / Life

Authorized Denomination:            JPY 100,000,000            Initial Redemption                N / A
                                                               Percentage:
Maturity Date:                      September 7, 2001
                                                               Annual Redemption                 N / A
Interest Rate:                      0.62 %                     Percentage Reduction:

Day Count:                          30/360
                                                               Book Entry Note or                B / E (Euroclear)
                                                               Certificated Note:
Interest Payment Dates:             Semi-annually,
                                    7th day of September       Total Amount of OID:              N / A
                                    and March
                                                               CUSIP:                            25766CBF0
Interest Determination Date:        N/A
                                                               ISIN:                            US25766CBF05

First Payment:                      March 7, 2000

Paying Agent:                       The Chase Manhattan
                                    Bank


Deliver FREE:                       DTC #2663



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                   DONALDSON, LUFKIN & JENRETTE INTERNATIONAL